POWER OF ATTORNEY

The undersigned hereby appoints and authorizes each of Andrés Zenarruza, Ana Becerra and/or Carolina Rodríguez Zunino, acting singly, as the undersigned's true and lawful attorney-in-fact to:

  Prepare, execute and file on behalf of the undersigned any Forms 3, 4 and 5 (and amendments thereto) required under Section 16(a) of the Securities Exchange Act of 1934;
  File such forms with the U.S. Securities and Exchange Commission through the EDGAR system;
  Take any and all actions necessary or appropriate to effect the foregoing.

This Power of Attorney shall remain in full force and effect until revoked by the undersigned in writing. The undersigned acknowledges that the attorney-in-fact is not assuming any responsibility for the undersigned's compliance with Section 16.

Signature: /s/ Maximo Luis Bomchil

Name: Maximo Luis Bomchil

Date: January, 30 de 2026, Maldonado-Uruguay

Address: Corrientes 420, Buenos Aires, Argentina